Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

News Release

GtreeBNT Discloses Preliminary Observations from Seventeen NK Patients Treated with RGN-259 Eye Drops

Rockville, Md. (April 25, 2018) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (“the Company” or “RegeneRx”), a clinical-stage drug development company focused on tissue protection, repair and regeneration, today is informing stockholders that GtreeBNT, its joint venture partner for development of RGN-259 in the U.S., has disclosed that 7 of 17 patients enrolled in an orphan Phase 3 clinical trial for neurotrophic keratopathy (NK) have completely healed. To participate in the trial the patients must have a persistent epithelial defect (non-healing corneal wound). While these preliminary observations are encouraging, it should be noted that the patients and treating physicians remain masked while the trial is on-going, so it is not known whether the healed patients are in the RGN-259 group, placebo group, or distributed among both.

“The trial disclosure timing was surprising and occurred without our prior knowledge. Nonetheless, we are encouraged by these early observations, hopeful that they reflect the effect of RGN-259 on these difficult-to-treat patients, and will accelerate study enrollment. We will report top line data to our stockholders when available,” stated J.J. Finkelstein, RegeneRx’s president and chief executive officer.

About Neurotrophic Keratopathy

Neurotrophic Keratopathy (NK) is a serious degenerative disease of the corneal epithelium (the outside layer of the eye) that is designated an "orphan" disease in the U.S. and EU due to its relatively low prevalence. A reduction in corneal sensitivity or complete corneal anesthesia is the hallmark of this disease and is responsible for producing corneal ulceration, perforation, pain and impaired vision. NK typically has three stages: Stage 1 is characterized by mild, nonspecific signs and symptoms. The viscosity of the tear mucus increases. There is decreased tear break-up time, leading to dry spots on the epithelium. Stage 2 involves a non-healing corneal epithelial defect. The surrounding epithelium becomes loose and the stroma swells and becomes edematous. Characteristic of this stage, the defect forms a punched-out oval or circular shape. Stage 3 often ensues if stages 1 and 2 are not treated appropriately and is characterized by stromal melting leading to perforation and/or ulceration. Estimated U.S. and EU prevalence of all stages of neurotrophic keratopathy is less than 50,000 in each region and less than 10,000 with Stage 2 or 3.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of novel therapeutic peptides, including Thymosin beta 4 (Tβ4) and its constituent fragments, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac and dermal indications, three active strategic licensing agreements in the U.S., China, and Pan Asia (Korea, Japan, and Australia, among others), and has patents and patent applications covering its products in many countries throughout the world.

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RegeneRx, through its U.S joint venture, ReGenTree LLC, recently completed patient enrollment and treatment in its second Phase 3 clinical trial in approximately 600 patients with dry eye syndrome, reported positive clinical results with no safety issues. ReGenTree is also conducting a 46-patient Phase 3 clinical trial in patients with neurotrophic keratopathy (NK) targeted for completion in 2018. Additionally, RGN-259 is being developed in patients with dry eye syndrome in Asia through RegeneRx’s two Asian partnerships. RGN-259 has been designated an orphan drug in the U.S. for the treatment of NK.

RGN-352, the Company's Tβ4-based injectable formulation, is a Phase 2-ready drug candidate designed to be administered systemically to prevent and repair cardiac damage resulting from heart attacks and central nervous system tissue disorders such as peripheral neuropathy, multiple sclerosis and traumatic brain injuries such as stroke.

RGN-137, also designated an orphan drug in the U.S., is the Company’s Tβ4-based dermal gel formulation that is being developed for epidermolysis bullosa, a rare skin condition. The Company’s licensee, GtreeBNT, is sponsoring a phase 3 clinical trial in the U.S. and is expected to initiate the study in 2018.

For additional information about RegeneRx please visit www.regenerx.com.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. There can be no assurance that preliminary observations from any clinical trials will turn out to be positive or definitive or that any current or future clinical trials will result in approved products or future value. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2017, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company's views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date.  The Company specifically disclaims any obligation to update this information as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx: Lori Smith 301.208.9191 las@regenerx.com

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